Exhibit 99.1

[The Pantry Logo]

Fourth Quarter 2003 Comparable

For Immediate Release September 30, 2003	Contact: Dan Kelly (919) 774-6700

PANTRY RAISES FISCAL 2003 GUIDANCE

— Company Provides Preliminary Year End Earnings —

Sanford, North Carolina, September 30, 2003 – The Pantry, Inc. (NASDAQ: PTRY), a leading convenience store retailer, today reported that it expects fiscal 2003 EBITDA and earnings per share to exceed previously released guidance.

Pete Sodini, President and Chief Executive Officer, stated “Given the strong operating results of our fourth quarter adding to the very positive performance in our first three quarters of the 2003 fiscal year ending September 25, 2003, we felt it prudent to provide our shareholders and other stakeholders with a preliminary update on our fiscal 2003 performance.”

Based on preliminary information, the Company expects fiscal 2003 earnings per share before cumulative effect of change in accounting principle to be in the range of approximately $0.80 to $0.83, compared to previously released guidance of $0.68 to $0.72 and fiscal 2002 earnings per share of $0.10. Fiscal 2003 EBITDA is expected to be in the range of approximately $127.0 to $128.0 million, compared to previously released guidance of $124.5 to $126.0 million and fiscal 2002 EBITDA of $108.8 million. As previously announced, the Company recorded a $2.9 million pre-tax charge in the third quarter in connection with its refinancing. Excluding this non-recurring charge, the revised range for earnings per share, before the cumulative effect adjustment, would be approximately $0.90 to $0.93 and EBITDA would be approximately $129.9 to $130.9 million.

Pete Sodini concluded, “We are very pleased with our preliminary overall results for our 2003 fiscal year that recently ended September 25, 2003. We achieved these results in a period we believe was very challenging given the economic environment, volatility of the oil markets and generally unseasonable weather. We successfully introduced our gas branding and supply strategies and several merchandising initiatives in 2003 that we believe will continue our

Editor’s Note:    The Company makes available its quarterly earnings releases, annual report to shareholders, SEC filings and other news releases on its corporate web site located at www.thepantry.com

Fourth Quarter 2003 Comparable

momentum into 2004. We look forward to discussing the details of fiscal 2003 results and our expectations and other strategic initiatives for fiscal 2004 during our fourth quarter conference call. Lastly, the consummation of the previously announced Golden Gallon acquisition is progressing on schedule with an anticipated closing in the second half of October.”

The Pantry, Inc. expects to release fourth quarter results Thursday, November 13, 2003 and host a conference call at 10:00 a.m. Eastern Standard Time for interested parties. Additional details and information regarding a live Internet broadcast of the fourth quarter earnings conference call will be released in advance of the event.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading convenience store operator in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of September 25, 2003, the Company operated 1,259 stores in ten southeastern states under approximately two dozen banners including The Pantry®, Handy Way, Lil Champ Food Store®, Quick Stop, Zip Mart, Kangaroo®, Fast Lane®, Big K, Depot and Mini Mart. These stores offer a broad selection of merchandise, gasoline and ancillary services designed to appeal to the convenience needs of its customers.

Use of Non-GAAP Measures

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow, because we believe investors find this information useful. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

Safe Harbor

Except for the historical information and discussions herein, certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to vary materially from the anticipated results. These risks and uncertainties include whether The Pantry’s recent initiatives, including its pricing and

Editor’s Note:    The Company makes available its quarterly earnings releases, annual report to shareholders, SEC filings and other news releases on its corporate web site located at www.thepantry.com

Fourth Quarter 2003 Comparable

promotional initiatives, will improve its competitive position and comparable store volume, whether recent positive merchandise sales trends continue in the future, whether gasoline margins will improve, whether fiscal 2004 reported earnings per share will exceed fiscal 2003 earnings per share, whether The Pantry’s preliminary financial information regarding the recently completed 2003 fiscal year is confirmed, whether the acquisition of Golden Gallon will be consummated, the actual operations and financial results of Golden Gallon after the acquisition, the ability of the Company to supply Golden Gallon locations under its gasoline supply agreements, the ability of the Company to integrate the Golden Gallon assets into the Company’s operations, the ability of the Company to take advantage of synergies expected to occur in connection with the consummation of the acquisition of the assets of Golden Gallon and other risks and uncertainties detailed in The Pantry’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K and its other periodic reports, including quarterly reports on Form 10-Q.

Editor’s Note:    The Company makes available its quarterly earnings releases, annual report to shareholders, SEC filings and other news releases on its corporate web site located at www.thepantry.com

Fourth Quarter 2003 Comparable

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measure

(In thousands)

	Fiscal Year, 2003 Guidance Range
EBITDA	$127,000	$128,000
Interest expense	(46,500)	(46,500)
Adjustments to reconcile net income to net cash provided by operating activities (other than depreciation and amortization, income taxes and cumulative effect of change in accounting principles)	6,250	6,250
Changes in operating assets and liabilities, net:
Assets	(4,000)	(4,000)
Liabilities	(14,250)	(14,250)

Net cash provided by operating activities	$68,500	$69,500

Editor’s Note:    The Company makes available its quarterly earnings releases, annual report to shareholders, SEC filings and other news releases on its corporate web site located at www.thepantry.com